Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated August 4, 2011 and May 5, 2011 on our reviews of interim financial information of 3M Company for the three and six month periods ended June 30, 2011 and 2010 and three month periods ended March 31, 2011 and 2010, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011 are incorporated by reference in its Registration Statement on Form S-3 dated August 5, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 5, 2011